Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Jon Harris - Tel. (773) 864-6850 jharris@ballyfitness.com

THE MWW GROUP Public Relations Careen Winters - - Tel. (201) 507-9500

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS RECEIVES $9 MILLION IN THE LIQUIDATION
OF PREVIOUSLY WRITTEN-DOWN RECEIVABLES

Chicago, IL, December 22, 2003 – Bally Total Fitness (NYSE: BFT) announced today that, on December 19, 2003, it completed the second and final phase of the liquidation of a portfolio of approximately $500 million of previously written-down receivables valued at approximately $37 million for $9 million. The Company will record a non-cash pretax charge of approximately $28 million in the fourth quarter of fiscal 2003 as a result of this sale. The Company completed the first phase of the process of monetizing these non-strategic assets in June 2003, and at the time, contemplated liquidating the remaining similar assets by year-end.

“During 2003, we focused on simplifying the business and maximizing free cash flow,” said Paul Toback, Chairman, CEO and President of Bally Total Fitness. “Monetizing these non-strategic assets is consistent with this strategy.”

Bally Total Fitness

Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and nearly 420 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM, Gorilla SportsSM, Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

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